Free Writing Prospectus to Preliminary Terms No. 3,666

Registration Statement Nos. 333-250103; 333-250103-01

Dated January 13, 2022; Filed pursuant to Rule 433

Morgan Stanley

3-Year SPX Dual Directional Buffered Participation Securities

This document provides a summary of the terms of the Buffered Participation Securities. Investors must carefully review the accompanying preliminary terms referenced below, product supplement, index supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Summary Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	February 5, 2025
Valuation date:	January 31, 2025, subject to postponement for non-index business days and certain market disruption events
Underlying index:	S&P 500® Index (“SPX”)
Payment at maturity[1]:

If the final index value is greater than or equal to the initial index value:

$10 + ($10 × index percent change), subject to the maximum upside payment at maturity

If the final index value is less than the initial index value but has decreased from the initial index value by an amount less than or equal to the buffer amount of 10%:

$10 + ($10 × absolute index return)

In this scenario, you will receive a 1% positive return on the securities for each 1% negative return on the underlying index. In no event will this amount exceed the stated principal amount plus $1.00.

If the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount of 10%:

$10 + [$10 × (index percent change + 10%)]

Under these circumstances, the payment at maturity will be less than the stated principal amount of $10. However, under no circumstances will the securities pay less than $1 per security at maturity.

Maximum upside payment at maturity:	$12.51 per security (125.10% of the stated principal amount)
Index percent change:	(final index value – initial index value) / initial index value
Absolute index return:	The absolute value of the index percent change. For example, a –5% index percent change will result in a +5% absolute index return.
Initial index value	The index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Buffer amount:

10%. As a result of the buffer amount of 10%, the value at or above which the underlying index must close on the valuation date so that investors do not suffer a loss on their initial investment in the securities is 90% of the initial index value.

Stated principal amount / Issue price:	$10 per security
Minimum payment at maturity:	$1 per security (10% of the stated principal amount)
Pricing date:	January 31, 2022
Original issue date:	February 3, 2022 (3 business days after the pricing date)
CUSIP/ISIN:	61773N783 / US61773N7839
Preliminary terms:	https://www.sec.gov/Archives/edgar/data/0000895421/000183988222000436/ms3666_fwp-00274.htm
[1]All payments are subject to our credit risk

Hypothetical Payout at Maturity1

The Securities
The Underlying Index
$20.00
$18.00
$16.00
$14.00
$12.00
$11.00
$10.00
$8.00
$6.00
$4.00
$2.00
$1.00
$0
Payment at Maturity on the Securities
$12.51 Maximum Upside Payment at Maturity
100% of Absolute Index Return
$1 Minimum Payment at Maturity
-100%
-80%
-60%
-40%
-20%
-10%
0%
20%
40%
60%
80%
100%
Percentage Change in the Closing Value of the Underlying Index

Change in Underlying Index	Return on Securities
+70.00%	25.10%
+60.00%	25.10%
+50.00%	25.10%
+40.00%	25.10%
+30.00%	25.10%
+25.10%	25.10%
+20.00%	20.00%
+10.00%	10.00%
+5.00%	5.00%
0.00%	0.00%
-5.00%	5.00%
-10.00%	10.00%
-11.00%	-1.00%
-20.00%	-10.00%
-30.00%	-20.00%
-40.00%	-30.00%
-60.00%	-50.00%
-80.00%	-70.00%
-100.00%	-90.00%

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlying Index

For more information about the underlying index, including historical performance information, see the accompanying preliminary terms.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary terms. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Securities

●The securities do not pay interest and provide a minimum payment at maturity of only 10% of your principal.

●The appreciation potential is fixed and limited.

●The market price of the securities may be influenced by many unpredictable factors.

●The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The amount payable on the securities is not linked to the value of the underlying index at any time other than the valuation date.

●Investing in the securities is not equivalent to investing in the underlying index.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.

●The estimated value of the securities is $9.60 per security, or within $0.45 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●The securities will not be listed on any securities exchange and secondary trading may be limited.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

●The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to the Underlying Index

●Governmental regulatory actions, such as sanctions, could adversely affect your investment in the securities.

●Adjustments to the underlying index could adversely affect the value of the securities.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary terms under the caption “Additional Information About the Securities–Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.